MHM
COUNT ON MHM

November 27, 2007

Email Delivery

To Members of the Audit Committee
(Tung Kuen Tsui, Che Kin Lui, and David Peter Wong)
China Precision Steel, Inc.
8 th Floor, Teda Building
87 Wing Lok Street
Sheng Wan, Hong Kong, People's Republic of China

Re: Notice of Resignation

Dear Members,

We hereby provide notice that Murrell, Hall, McIntosh & Co PLLP declines to stand for reappointment by China Precision Steel, Inc. (the "Company") as its independent auditors for the fiscal year ending June 30, 2008. Our resignation will be effective November 27, 2007.

Our resignation arises from policy changes within our organization and is not due to any disagreement with the Company or its management. We confirm that there are no "Reportable Events," as defined in Item 304(a)(v) of Regulation S-K as promulgated by the United States Securities and Exchange Commission, in connection with our resignation.

Please be advised that the Company is required to file a Form 8-K within four business days of receipt of this letter notifying the Company of our intent to resign.

Very truly yours,

Charles A. Gray

Charles A. Gray – Audit Partner
Murrell, Hall, McIntosh & Co., PLLP

CAG; rlm